Exhibit 4.3

GUARANTEE

THIS GUARANTEE is made on October 28, 2002 by Nestlé S.A. in favour of the holders for the time being of the Notes (as defined below). Each holder of a Note is a "Holder".

WHEREAS

(A) Alcon Capital Corporation (the "Issuer") and Nestlé S.A. as guarantor (the "Guarantor") have entered into a Dealer Agreement in respect of a USD 2 billion 4(2) Commercial Paper Program (the "Program"), dated October 28, 2002 with the dealers (the "Dealers") named therein (the "Dealer Agreement", which expression includes the same as it may be amended or supplemented from time to time) under which the Issuer may, from time to time, issue US commercial paper short-term promissory notes (the "Notes", and each a "Note");

  The Issuer, the Guarantor and Citibank N.A. (the "Agent") have entered into a Commercial Paper Issuing and Paying Agent Agreement dated October 28, 2002 (the "Agent Agreement") in respect of the Notes;

(C) The Guarantor has agreed to guarantee the payment of all sums expressed to be payable from time to time by the Issuer to the Holders of Notes.

The Guarantor as joint and several guarantor according to Article 496 of the Swiss Code of Obligations hereby declares irrevocably that it guarantees to each Holder the due and punctual payment, in accordance with the Terms and Conditions of the Notes (the "Terms"), of the principal, interest (if any) and any other amounts payable by the Issuer to such Holder under the Notes up to a maximum amount of USD 2,000,000,000 (United States Dollars two billion) upon the following terms:

(1) In the event of any failure by the Issuer punctually to pay any such principal, interest (if any) or other amount as and when the same becomes due in accordance with the Terms or in the event that the Issuer's insolvency is evident, the Guarantor as joint and several guarantor will on demand pay to such Holder any such principal or other amount payable by the Issuer to such Holder.

(2) The Guarantor confirms, with respect to each Note and the indebtedness evidenced thereby, that it does not have and will not assert as a defence to any claim under this Guarantee any right to require any proceedings to be brought first against the Issuer or any lack of diligence, presentment to the Issuer or any paying agent, demand for payment from the Issuer or any paying agent or filing of claims with any court in the event of merger, insolvency, bankruptcy or judicial reorganisation of the Issuer, protest, notice or any other demand whatsoever (other than a demand for payment under this Guarantee) and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in each Note.

(3) This Guarantee constitutes a direct, unconditional, unsecured and unsubordinated obligation of the Guarantor and will rank pari passu with all other present and future unsecured and unsubordinated indebtedness for borrowed money of the Guarantor (other than obligations preferred by mandatory operation of law).

(4) This Guarantee will continue in full force and effect until the date which is 365 days after the maturity date of the most recent Note issued under the Dealer Agreement. At the end of such period this Guarantee will expire automatically without further notice, except in relation to any claim hereunder commenced within four weeks thereafter.

(5) All payments of principal and/or interest by the Guarantor in respect of this Guarantee shall be made without withholding or deduction for or on account of any present or future tax, duty or charge of whatever nature imposed or levied by or on behalf of Switzerland, or any authority thereof or therein having power to tax ("Swiss Taxes") unless the withholding or deduction is required by law. In the event of a withholding or deduction for Swiss Taxes, the Guarantor shall pay to the extent permitted by applicable law such additional amounts as will result (after such withholding or deduction) in the receipt by the Holder in respect of this Guarantee of the sums which would have been received from the Guarantor in respect of this Guarantee.

(6) This Guarantee will be deposited with the Agent for the benefit of the Holders.

(7) This Guarantee is governed by and shall be construed in accordance with Swiss law.

(8) The place of jurisdiction for all disputes arising from this Guarantee shall be Vevey, Switzerland.

Vevey, October 28, 2002

NESTLÉ S.A.

/s/ Philippe Blondiaux /s/ Gilbert Dupuis

Philippe Blondiaux Glbert Dupuis